Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2013, relating to the consolidated financial statements and financial statement schedule of Northern States Power Company-Wisconsin and subsidiaries appearing in the Annual Report on Form 10-K of Northern States Power Company-Wisconsin for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

 /s/  Deloitte & Touche LLP

Minneapolis, Minnesota
December 13, 2013